Exhibit 23

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 10, 2011, by and between Stapleton Acquisition Company, a Delaware corporation (the “Acquiror”), and SonomaWest Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Acquiror and the Company have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders;

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, the Acquiror, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), will merge with and into the Company, with the Company as the surviving corporation (the “Merger”); and

WHEREAS, the Acquiror will deliver to the Company, contemporaneously with the execution and delivery of this Agreement, a duly executed written consent whereby the Acquiror, as a holder of the majority of the outstanding shares of Company Common Stock (as hereinafter defined), adopts this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, the Acquiror shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of the Acquiror shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.           Consummation of the Merger.  Subject to the provisions of this Agreement, the parties shall, promptly following the satisfaction or waiver of the conditions set forth in Section 14 and Section 15, duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) complying with Section 251(c) of the DGCL with the Secretary of State of the State of Delaware with respect to the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (the “Effective Time”).

3.           Effects of the Merger.  The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of the Acquiror shall vest in the Company, as the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of the Acquiror shall become the debts, liabilities, obligations and duties of the Company, as the Surviving Corporation.

4.           Organizational Documents.  The certificate of incorporation of the Company in effect at the Effective Time, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL. The by-laws of the Acquiror in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

5.           Directors and Officers.  The directors and officers of the Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by the DGCL.

6.           Effect of the Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror or the Company or the holders of shares of capital stock of the Acquiror or the Company:

(a)           Cancellation of Certain Company Common Stock.  Each share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), that is owned by the Acquiror or the Company (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 6(a) and (ii) Dissenting Shares (as hereinafter defined)) will be converted into the right to receive $10.05 in cash, without interest (the “Merger Consideration”).

(c)           Cancellation of Shares.  At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 8, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 7 hereof.

(d)           Conversion of Acquiror Capital Stock.  Each share of common stock of the Acquiror issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

7.           Surrender and Payment.

(a)           Prior to the Effective Time, the Acquiror shall appoint Continental Stock Transfer & Trust Company (the “Paying Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). At or promptly following the Effective Time, the Acquiror shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 6(b), the Acquiror shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares for the Merger Consideration. Promptly after the Effective Time, the Acquiror shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) for use in such exchange.

(b)           Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 8, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Agreement, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)           If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the person requesting such payment shall pay to the Paying Agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d)           All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.

(e)           Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws (as hereinafter defined). Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(f)           Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to the Surviving Corporation, upon demand.

8.           Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 6, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who properly exercises appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 6, without interest thereon, upon surrender of such Certificates formerly representing such shares or transfer of such Book-Entry Shares, as the case may be.

9.           Withholding Rights.  Each of the Paying Agent, the Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, the Acquiror or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the Paying Agent, the Acquiror or the Surviving Corporation, as the case may be, made such deduction and withholding.

10.           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Acquiror, the posting by such person of a bond, in such reasonable amount as the Acquiror may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Agreement.

11.           Treatment of Stock Options.  The Acquiror and the Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Acquiror, the Company, the holder of that Company Stock Option or any other person, cancelled and converted into the right to receive from the Acquiror and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (a) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 9.

12.           Representations and Warranties of the Acquiror.  The Acquiror hereby represents and warrants to the Company as follows:

(a)           Corporate Existence and Power.  The Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)           Corporate Authorization.  The execution, delivery and performance by the Acquiror of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby are within the Acquiror’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Acquiror. This Agreement constitutes a valid and binding agreement of the Acquiror, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)           Non-Contravention.  The execution, delivery and performance by the Acquiror of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Acquiror, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law in any material respect, (iii) require any material consent or other material action by any person other than the Required Company Stockholder Vote (as defined below).

(d)           Sufficient Funds.  The Acquiror has sufficient funds available to enable it to consummate the transactions contemplated by this Agreement.

(e)           D&O Insurance.  For six years from the Effective Time, the Acquiror shall cause the Company to maintain the Company’s existing officers’ and directors’ liability insurance (or an equivalent policy with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement) for the present and former officers and directors of the Company.

13.           Best Efforts.  Each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner reasonably practicable, the Merger, including, without limitation, the taking of all steps as may be necessary to comply with the requirements of Regulation 14C promulgated under the Securities Exchange of 1934, as amended (the “Exchange Act”).

14.           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted by a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Stockholder Vote”).

(b)           Information Statement.  The Company shall have filed with the Securities and Exchange Commission a preliminary and definitive Information Statement pursuant to Rule 14c-5 of the Exchange Act and delivered a definitive Information Statement to Company stockholders pursuant to Rule 14c-2 of the Exchange Act, and all applicable waiting periods pursuant to Rule 14c-2 and Rule 14c-5 of the Exchange Act or otherwise pursuant to the Exchange Act or any other federal or state securities laws shall have expired.

(c)           No Injunctions or Restraints.  No judgment, ruling, order, writ injunction or decree (“Judgment”) issued by a court of competent jurisdiction or by any Federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”), nor any statute, code, decree, law, ordinance, rule or regulation of any Governmental Authority (“Law”), or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

15.           Condition to the Company’s Obligation to Effect the Merger.  The obligation of the Company to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following condition:  the representations and warranties of the Acquiror contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, and the Acquiror shall have delivered to the Company a certificate of the Acquiror, executed by the president of the Acquiror, to the foregoing effect.

16.           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Vote:

(a)           by mutual written consent of the parties hereto; or

(b)           by either party, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking the right to terminate this Agreement pursuant to this Section 16(b) shall have used its best efforts to resist, lift or resolve such Judgment, Law or other legal restraint and the right to terminate pursuant to this Section 16(b) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement.

17.           Entire Agreement.  This Agreement together with the Certificate of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

18.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

20.           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

21.           Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22.           Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

24.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Stapleton Acquisition Company

By	/s/ Craig R. Stapleton
Name: Craig R. Stapleton Title: President

SonomaWest Holdings, Inc.

By	/s/ Craig R. Stapleton
Name: Craig R. Stapleton Title: President, Chief Executive Officer and Chief Financial Officer